Exhibit 99.1

MarkWest Energy Partners, L.P. Reports 2003 Second Quarter Results

DENVER—August 13, 2003—MarkWest Energy Partners, L.P. (AMEX: MWE), today reported net income for the three months ended June 30, 2003, of $1.5 million, or $0.28 per limited partner unit, compared to net income of $0.8 million, or $0.15 per limited partner unit, for the 38-day period from May 24, 2002, the date our initial public offering was completed, through June 30, 2002. For the first six months of 2003, the Partnership reported net income of $3.2 million, or $0.57 per limited partner unit.

On July 11, 2003, the board of directors of the general partner of MarkWest Energy Partners, L.P., declared the Partnership’s quarterly cash distribution of $0.58 per unit for the second quarter of 2003. The second quarter distribution is payable August 14, 2003, to unitholders of record on August 4, 2003.

As a Master Limited Partnership, cash distributions to limited partners are largely determined based on distributable cash flow (DCF). For the three and six months ended June 30, 2003, DCF was $3.5 million and $6.8 million, respectively.

Second quarter net income and DCF were positively impacted by, and reflect the first full quarter results of, our March 28, 2003, Pinnacle acquisition. However, as previously reported, in addition to the routinely scheduled annual maintenance on MarkWest Energy’s Kenova, Boldman, and Cobb gas processing plants and the Siloam fractionator, additional maintenance was required at the Kenova and Cobb facilities. This extended maintenance resulted in a reduction of fractionation and processing revenues, which partially offset the $1.2 million of second quarter income from the Pinnacle acquisition. We expect production from the Kenova, Boldman, and Cobb facilities to return to normal levels in the third quarter 2003.

As previously announced, we expect to close on the purchase of a 68 mile-long intrastate gas transmission pipeline near Lubbock, Texas, for approximately $12 million on September 1, 2003.

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MarkWest Energy Partners L.P., is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. It also has a growing asset base of gas gathering and intrastate gas transmission assets in Texas.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our SEC filings for 2003.

MarkWest Energy Partners, L.P.

Financial and Operating Statistics

(in thousands except per unit amounts and operating statistics)

	Three Months Ended June 30, 2003	Period From Commencement of Operations (May 24, 2002) Through June 30, 2002	Six Months Ended June 30, 2003
Statement of Operations Data
Revenues	$29,636	$4,860	$47,329

Operating expenses:
Purchased product cost	18,423	1,533	26,815
Plant operating expenses and other expenses	5,167	1,343	9,504
Selling, general and administrative expenses	1,678	529	2,931
Depreciation	1,860	515	3,205
Total operating expenses	27,128	3,920	42,455

Income from operations	2,508	940	4,874

Other income and (expenses):
Interest expense	(984)	(136)	(1,745)
Miscellaneous income	14	6	34

Net income	$1,538	$810	$3,163

General partner’s interest in net income	$31	$16	$63
Limited partners’ interest in net income	$1,507	$794	$3,100
Net income per limited partner unit	$0.28	$0.15	$0.57
Weighted average units outstanding	5,428	5,415	5,422

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$7,070	$(21)	$9,878
Investing activities	$(1,046)	$(57)	$(39,379)
Financing activities	$(1,422)	$555	$34,645

Other Financial Data
Distributable cash flow	$3,538	$1,305	$6,751

Operating Data
Appalachia:
Natural gas processed for a fee (Mcf/d)	252,000	252,000	258,000
NGLs fractionated for a fee (gallons/day)	391,000	449,000	418,000
Texas:
Gathering system throughput (Mcf/d)	42,000	—	42,000
Michigan:
Gas volumes processed for a fee (Mcf/d)	14,500	13,400	14,900

Balance Sheet Data	June 30, 2003	December 31, 2002	June 30, 2002
Working capital	$4,608	$1,762	$1,232
Total assets	$134,364	$87,709	$85,866
Total debt	$55,100	$21,400	$21,400
Partners’ capital	$66,441	$61,574	$60,322
Total debt (net of cash) to total book capitalization	41%	23%	26%

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Measures to Non-GAAP Measures

(in thousands)

	Three Months Ended June 30, 2003	Period From Commencement of Operations (May 24, 2002) Through June 30, 2002	Six Months Ended June 30, 2003

Net income	$1,538	$810	$3,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,860	515	3,205
Amortization of deferred financing costs included in interest expense	308	—	438
Non-cash compensation expense	188	—	400
Other	10	37	9
Cash flow from operations prior to changes in working capital	3,904	1,362	7,215
Less:
Sustaining capital expenditures	(366)	(57)	(464)
Distributable cash flow	$3,538	$1,305	$6,751

Sustaining capital expenditures	$366	$57	$464
Expansion capital expenditures	680	—	680
Total capital expenditures	$1,046	$57	$1,144